Exhibit 10.6

FIRST AMENDMENT TO FORBEARANCE AGREEMENT

This Amendment to Forbearance Agreement (this “Agreement”) is entered into as of May 1, 2023 (the “Effective Date”), is made by and among T3 COMMUNICATIONS, INC., a Nevada corporation (“T3”) and JEFFERY POSNER (“Holder”) (each a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Equity Purchase Agreement dated February 4, 2022 (the “Purchase Agreement”), pursuant to which Holder agreed to sell to T3 and T3 agreed to purchase Holder’s interest in Next Level Internet, Inc., a California corporation; and

WHEREAS, in connection with the Purchase Agreement, T3 executed that certain Unsecured Adjustable Promissory Note dated February 4, 2022, in favor of Holder in the original principal amount of $200,000 (the “Note”); and

WHEREAS, under the terms of the Note, a payment of principal in the amount of $25,000 is due and payable on March 7, 2023 (the “Deferred Payment”) and, if such payment is not made on such date Holder would have the right, pursuant to the Note and applicable law, to exercise any and all rights and remedies available to it, including without limitation, the right to accelerate all amounts under the Note such that the remaining unpaid balance thereof and all accrued and unpaid interest and late fees thereon would be immediately due and payable; and

WHEREAS, T3 has requested and Holder has agreed that Holder will forbear for a limited period of time in the exercise and enforcement of such rights, powers and remedies otherwise available to Holder with respect to T3 in connection with the failure to pay the Deferred Payment pursuant to the terms of this Agreement; and

WHEREAS, the Parties entered into the Forbearance Agreement (the “Forbearance Agreement”) effective as of March 7, 2023; and

WHEREAS, T3 has requested that Holder continue to forbear from exercising their rights and remedies under the Note and agree to extend the Forbearance Period (as defined in the Forbearance Agreement), as set forth in this Agreement.

AGREEMENTS

NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Specific Amendment to Forbearance Agreement. Subject to the conditions set forth in this Agreement, the Forbearance Agreement is hereby amended as follows:

(a) Section 2 of the Forbearance Agreement is amended to read as follows:

“T3 agrees to pay the Deferred Payment, together with interest at the rate of 18% per annum (based upon the number of days elapsed between the date the Deferred Payment is scheduled for payment under the Note and the date the Deferred Payment is actually paid based on a year of 365 days) on or before May 31, 2023 (the period from the Effective Date through May 31, 2023, being the “Forbearance Period”) and interest accrued between March 15, 2023 and April 30, 2023 of $575.00 (calculated at 0.05% per day for 46 days outstanding) on May 8, 2023.”

2. Binding Agreement. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto.

3. Severability. The invalidity, illegality or unenforceability of any provision in or obligation under this Agreement shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations hereunder.

4. Effect of this Amendment. Except as expressly set forth herein, no other changes or modifications to the Note or Forbearance Agreement are intended or implied, and in all other respects the Note and Forbearance are hereby specifically ratified and confirmed by all parties hereto as of the date hereof. This Agreement and any instruments or documents delivered or to be delivered in connection herewith, represent the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. The Note, the Forbearance Agreement and this Agreement shall be read and construed as one agreement.

5. References. All references in the Forbearance Agreement to “this Forbearance Agreement” or “the Forbearance Agreement” shall be deemed to refer to the Forbearance Agreement as amended by this Agreement.

6. Counterparts; Headings; Recitals. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which when taken together shall together constitute one and the same instrument. A signature hereto sent or delivered by PDF, facsimile or other electronic transmission shall be as legally effective and binding as a signed original for all purposes. The titles and headings in this Agreement have no substantive meaning and are solely for the convenience of the parties. The Recitals hereto are hereby incorporated into this Agreement by this reference thereto.

7. Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be reasonably necessary or desirable to effectuate the provisions and purposes of this Agreement.

8. Governing Law. This Agreement and all claims or causes of action arising hereunder shall be governed by and construed in accordance with the laws of the State of New York, excluding its conflicts of laws provisions, and in the event of a dispute arising under this Agreement, the Parties hereby submit to exclusive jurisdiction in the federal or state courts located in the Borough of Manhattan, New York, and agree that venue is proper and convenient in such forum.

9. WAIVER OF JURY TRIAL. T3 AND HOLDER HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE PROMISSORY NOTE, OR ANY DOCUMENTS EXECUTED IN CONNECTION THEREWITH. T3 AND HOLDER WARRANT AND REPRESENT THAT THEY HAVE REVIEWED THE FOREGOING WAIVER WITH THEIR RESPECTIVE LEGAL COUNSELS AND HAVE KNOWINGLY AND VOLUNTARILY WAIVED THEIR RESPECTIVE RIGHT TO A JURY TRIAL FOLLOWING SUCH CONSULTATION. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[Signature Pages Follow]

IN WITNESS WHEREOF, duly authorized officers of each of the undersigned have executed this Amendment to Forbearance Agreement as of the date first written above.

COMPANY:

T3 COMMUNICATIONS, INC., a Nevada corporation, as the Company

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	CEO

JEFFERY POSNER:

/s/ Jeffery Posner

Signature Pages to Amendment to Forbearance Agreement